Exhibit 10.2

AMENDED & RESTATED

PROMISSORY NOTE

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Amended Note”) made effective as of the 21st day of December 2007 (the “Effective Date”), by and between Advanced Life Sciences, Inc., an Illinois corporation (the “Maker”), and Michael T. Flavin, Ph.D. (the “Payee”).

WHEREAS, in September 2001, the Maker incurred indebtedness under a $2.0 million promissory note with the Payee, which bears interest at 7.75% and was to mature on September 1, 2006 (the “Original Note”); and

WHEREAS, in July 2005, the Payee agreed to restructure the Original Note so that all principal and interest due under the Original Note would mature on December 31, 2007;

WHEREAS, in May 2006, the Maker authorized the payment of accumulated interest on the loan with the Payee and provided for monthly payments of accumulated interest until the loan matures.

WHEREAS, as of the Effective Date, the Maker had $2.0 million outstanding under the Original Note (the “Debt”).

WHEREAS, the Maker and the Payee desire to enter into this Amended Note to extend the date of upon which the Debt shall mature.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Maker and the Payee agree as follows:

FOR VALUE RECEIVED, the Maker hereby unconditionally promises to pay to the order of the Payee, at Woodridge, Illinois, or at such other place as the holder of this Amended Note may from time to time designate in writing, in lawful money of the United States of America, the principal sum of $2,000,000. The principal indebtedness evidenced hereby shall be payable in one lump sum payment on January 5, 2009, plus any interest then accrued (provided below) but previously unpaid thereon.

Maker further promises to pay interest at the place provided above on the unpaid principal balance, provided that the unpaid principal balance shall bear interest at a rate of 7.75% per annum, compounded annually, and such interest shall be due and payable in advance of or upon maturity.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Payments received by Payee from Maker on this Amended Note shall be applied first to the payment of interest which is due and payable and only thereafter to the outstanding principal balance hereof.

At the option of the Maker, this Amended Note may be prepaid in full or in part, at any time or from time to time, without penalty or premium of any kind.

This Amended Note has been delivered and shall be deemed to have been made at Woodridge, Illinois and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws and decisions of the State of Illinois, without giving affect to the conflict of laws principals thereof.  Whenever possible, each provision of this Amended Note shall be interpreted in such a manner as to be effective and valid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or by the remaining provisions of this Amended Note.

MAKER		PAYEE

By:	Suseelan Pookote	By:	Michael T. Flavin	.
Name:	Suseelan Pookote, Ph.D.	Name:	Michael T. Flavin, Ph.D.
Its:	Executive Vice President of Corporate Development